BMO Funds, Inc.

Exhibit 12(a)(1) to Form N-CSR

BMO FUNDS, INC. and

BMO LGM FRONTIER MARKETS EQUITY FUND

CODE OF BUSINESS CONDUCT

AND ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

Effective as of October 25, 2004

Last Revised 7-29-2014

I.	Covered Officers/Purpose of the Code

This Code of Business Conduct and Ethics (the “Code”) is adopted by the BMO Funds, Inc. and BMO LGM Frontier Markets Equity Fund (the “Funds”) for each series portfolio comprising the BMO Funds family of portfolios (collectively, the “Funds” and each, a “Fund”) and applies to the Company’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

The Audit Committee of the Company’s Board of Directors shall be responsible for the overall administration of the Code, but has delegated to the Company’s Chief Compliance Officer the responsibility to oversee the day-to-day operation of the Code.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Companies.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. The compliance programs and procedures of the Company and its investment adviser, BMO Asset Management Corp. (the “Adviser”), are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Audit Committee that Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principal is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must:

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not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

●	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

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not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

●	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

There are some conflict of interest situations that should always be discussed with the Chief Compliance Officer, if material. Examples of these include:

●	service as a director on the board of any public or private Company;

●	the receipt of any gifts in excess of $100.00;

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the receipt of any entertainment from any Company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than the Adviser, its principal underwriter, administrator or any affiliated person thereof; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

●	Each Covered Officer should become familiar with the disclosure requirements generally applicable to the Company.

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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Adviser and with outside counsel to the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

●	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

●	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Audit Committee that he or she has received, read, and understands the Code;

●	annually thereafter affirm to the Audit Committee that he or she has complied with the requirements of the Code;

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report at least annually any affiliations, positions or other relationships with the Funds, any investment adviser, subadviser, principal underwriter or service provider to the Company and the Funds, or any affiliate of any of the foregoing; and

●	notify the Chief Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

  The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Person will be considered by the Audit Committee.

  The Company will follow these procedures in investigating and enforcing this Code:

●	the Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her;

●	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

●	any matter that the Chief Compliance Officer believes is a violation will be reported to the Audit Committee;

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if the Audit Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer;

●	the Audit Committee will be responsible for granting waivers, as appropriate; and

●	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Funds, the Adviser, principal underwriter, or to other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the Investment Company Act of the Funds, the Adviser, any subadviser, and principal underwriter are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

 Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Audit Committee.

VII.	Confidentiality

 All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Audit Committee, the Board of Directors and senior management of the Adviser and their respective counsel.

VIII.	Internal Use

 The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

EXHIBIT A

Persons covered by this Code of Ethics

John M. Blaser

(Principal Executive Officer)

Timothy M. Bonin

(Principal Financial Officer)